Exhibit 99.1

900 N. Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000
Contact:

G. MARC BAUMANN
Executive Vice President and
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199
mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

Standard Parking Corporation to Release
Third Quarter 2012 Results on November 5, 2012

Chicago, Ill – October 23, 2012 – Standard Parking Corporation (NASDAQ: STAN) today announced that it expects to release third quarter 2012 earnings on Monday, November 5, 2012 after the close of market.  On Tuesday, November 6, 2012, the Company will host a conference call at 10:00 AM (Central Time) that can be accessed via webcast at www.standardparking.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.standardparking.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services.  Including Central Parking Corporation, its wholly-owned subsidiary, the Company has approximately 26,000 employees and manages more than 4,200 facilities with more than 2.2 million parking spaces in hundreds of cities across North America. The operations include parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly-owned subsidiary of Central Parking, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. More information can be found at www.standardparking.com.

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